Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211
News Release

Media Contact:	Lauren C. Steele VP — Corporate Affairs 704-557-4551
Investor Contact:	James E. Harris Senior VP — CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
April 29, 2008	Quoted: The NASDAQ Stock Market (Global Select Market)
Coca-Cola Bottling Co. Consolidated Reports First Quarter 2008 Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced a loss of $4.3 million, or basic net loss per share of $.47, in the first quarter of 2008 compared to net income of $4.7 million, or basic net income per share of $.51, in the first quarter of 2007. The first quarter of 2007 results included the after-tax impact of restructuring costs of $1.3 million, or basic net income per share of $.14, related to the simplification of the Company’s operating management structure and reduction in workforce.
“We face many of the same macro economic cost and consumer spending pressures that much of the American business community is facing currently. At Coca-Cola Consolidated, we continue to experience unprecedented levels of cost increases in our raw materials and energy costs, particularly fuel prices,” J. Frank Harrison, III, Chairman and CEO, said. He added, “In addition, we are also experiencing an impact from the economic pressures affecting consumer spending patterns, which affected our volumes and pricing for the quarter. The combination of the consumer spending pressure on revenues and the commodity cost pressure on expenses caused a significant decline in our year over year gross margin performance.”
William B. Elmore, President and COO, added, “We are intensifying our efforts to improve gross margin performance. The current commodity cost environment is extremely challenging and requires that we execute price increases sufficient to offset higher product costs while also growing revenue. We are also working to increase efficiencies in our supply chain, especially in the selling and delivery expense structure. Despite the difficult operating environment, we are excited about the product innovation in the still beverage category, primarily from the introduction of vitaminwater, smartwater, FUZE and NOS® energy products over the past two quarters.”

J. Frank Harrison, III summarized, “The American economy is in difficult economic times right now. While we are disappointed with our results this quarter, we are working on many things that we believe position us for excellent long term success. We will remain diligent and faithful to our mission and continue to evolve our business strategy to capitalize on the long term opportunities.”
Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding our beliefs regarding our work to position ourselves for excellent long term success.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes effecting our distribution and packaging; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 30, 2007 under Part I, Item 1A “Risk Factors.” The Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)

	First Quarter
	2008	2007

Net sales	$337,674	$337,556

Cost of sales	197,756	186,065

Gross margin	139,918	151,491
Selling, delivery and administrative expenses	136,133	130,831
Amortization of intangibles	110	111

Income from operations	3,675	20,549

Interest expense	10,434	12,218
Minority interest	(339)	681

Income (loss) before income taxes	(6,420)	7,650
Income taxes (benefit)	(2,085)	2,999

Net income (loss)	$(4,335)	$4,651

Basic net income (loss) per share:
Common Stock	$(.47)	$.51

Weighted average number of Common Stock shares outstanding	6,644	6,643

Class B Common Stock	$(.47)	$.51

Weighted average number of Class B Common Stock shares outstanding	2,500	2,480

Diluted net income (loss) per share:
Common Stock	$(.47)	$.51

Weighted average number of Common Stock shares outstanding — assuming dilution	9,151	9,131

Class B Common Stock	$(.47)	$.51

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,507	2,488